Exhibit 10.1

LETTER AGREEMENT

July 19, 2022

Hale Capital Partners, LP

17 State Street, Suite 4000

New York, NY 10004

Attn: Martin Hale, Jr.

Re: Extension of the Hale Capital Term Loan

Dear Marty:

Reference is hereby made to the Amended and Restated Term Loan Credit Agreement, dated as of February 23, 2018, by and among FalconStor Software, Inc., a Delaware corporation (the “Company”), FalconStor, Inc., a Delaware corporation, FalconStor AC, Inc., a Delaware corporation, each of the Guarantors and Lenders party thereto, and HCP-FVA, LLC, a Delaware limited liability company (“Hale Capital”), as Administrative Agent for the Lenders, as amended on December 27, 2019 (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

In order to facilitate the Company’s ongoing operations, the parties to this Letter Agreement hereby acknowledge and agree that the Term Loan Maturity Date with respect to the Term Loan made by Hale Capital pursuant to the Loan Agreement, which is in the principal amount of $2,176,621 as of the date hereof, and any additional Term Loan Commitment attributed to Hale Capital, shall be the earlier of (i) December 31, 2023, or (ii) the Termination Date for all intents and purposes; provided that the foregoing shall not apply in the event of a Change of Control. For the avoidance of doubt, nothing in this Letter Agreement shall affect the Borrower’s obligations or Hale Capital’s rights with respect to a Change of Control, including the mandatory prepayments that are described in Section 6.1.2(v) of the Loan Agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, and may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The parties acknowledge and agree that the foregoing provisions and agreements constitute due and valid consideration for this letter agreement and its bargained-for provisions, the receipt and sufficiency is hereby acknowledged by each of the parties.

If the foregoing is acceptable to you, please execute the acknowledgment and agreement below, whereupon this letter agreement shall become effective as of the date first written above.

[Signature Page Below]

6429494-2

Sincerely,

FalconStor Software, Inc.

By:
Name: Title:	Vincent Sita Chief Financial Officer

ACKNOWLEDGED AND AGREED:
Hale Capital Partners, LP

By:
Name: Title:	Martin Hale, Jr. Chief Executive Officer

6429494-2